CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Green Globe International, Inc. f/k/a Gtrex Capital, Inc.

Murrieta, California

We hereby consent to the incorporation by reference in this Registration Statement of Green Globe International, Inc. f/k/a Gtrex Capital, Inc., on Form S-8, of our audit report dated April 5, 2007, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of Green Globe International, Inc. f/k/a Gtrex Capital, Inc., for the year ended December 31, 2006 and 2005, and to all references to our firm as experts included in this Registration Statement.

/s/ Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson

Bountiful, Utah

March 25, 2008